Exhibit 8.2

[Baker Botts L.L.P. Letterhead]

August 18, 2006

Pacific Energy Partners, L.P.
5900 Cherry Avenue
Long Beach, California 90805

Re:
Merger of Pacific Energy Partners, L.P. with and into Plains All American Pipeline, L.P.

Ladies and Gentlemen:

        We have acted as counsel to Pacific Energy Partners, L.P., a Delaware limited partnership ("Pacific"), in connection with the merger (the "Merger"), as defined and described in the Agreement and Plan of Merger dated as of June 11, 2006 (the "Merger Agreement"), by and among Plains All American Pipeline, L.P., Plains AAP, L.P., Plains All American GP LLC, Pacific, Pacific Energy Management LLC, and Pacific Energy GP, LP. A registration statement on Form S-4 relating to the Merger was filed with the U.S. Securities and Exchange Commission (the "Commission") on July 12, 2006 (Registration No. 333-135712) (with all amendments thereto, the "Registration Statement").

        We have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have reviewed certain certificates of officers of the general partner of Plains, and we have relied on such certificates with respect to certain factual matters that we have not independently established. This opinion assumes that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the joint proxy statement/prospectus that forms a part of the Registration Statement. This opinion also assumes that the representations in Sections 3.14(b), 3.14(c), 4.14(b) and 4.14(c) of the Merger Agreement are accurate as of the date hereof.

        Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusion attributed to Baker Botts L.L.P. in the discussion contained in the Registration Statement under the heading "Material Federal Income Tax Consequences" reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the effective date of the Registration Statement.

        The opinion set forth herein is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the opinion herein.

        We hereby consent to the filing of this letter as Exhibit 8.2 to the Registration Statement actually filed with the Commission and to the reference to our firm name under the heading "Material Federal Income Tax Consequences". In giving our consent, we do not thereby admit that we are (i) experts within the meaning of Section 11 of the Securities Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Baker Botts L.L.P.